EX-99.B(h)selssa

SHAREHOLDER SERVICING AGREEMENT

THIS AGREEMENT, originally made as of the November 15, 2000, by and between Waddell & Reed Advisors Value Fund, Inc. and Waddell & Reed Services Company, is hereby amended and restated as of May 21, 2003 by and between Waddell & Reed Advisors Select Funds, Inc. (f/k/a Waddell & Reed Advisors Value Fund, Inc.) ("Corporation"), a Maryland Corporation and Waddell & Reed Services Company, a Missouri Corporation ("WRSCO"),

W I T N E S S E T H :

WHEREAS, the Corporation wishes, as applicable, to appoint WRSCO or to continue the appointment of WRSCO with respect to each of its series (each a "Fund") to be its shareholder servicing agent upon, and subject to, the terms and provisions of this Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1.	Appointment of Agent as Shareholder Servicing Agent for the Corporation; Acceptance.

	(1)	The Corporation hereby appoints WRSCO to act as Shareholder Servicing Agent for each Fund upon, and subject to, the terms and provisions of this Agreement.

	(2)	WRSCO hereby accepts the appointment as Shareholder Servicing Agent for each Fund and agrees to act as such upon, and subject to, the terms and provisions of this Agreement.

	(3)	WRSCO may appoint an entity or entities approved by the Corporation in writing to perform any portion of Agent's duties hereunder (the "Subagent").

2.	Definitions.

	(1)	In this Agreement -

		(a)	The term the "Act" means the Investment Company Act of 1940 as amended from time to time;

(b)
The term "account" means the shares of each Fund registered on the books of the Corporation in the name of a shareholder under a particular account registration number and includes shares subject to instructions by the shareholder with respect to periodic redemptions and/or reinvestment in additional shares of any dividends payable on said shares;

		(c)	The term "affiliate" of a person shall mean a person controlling, controlled by, or under common control with that person;

		(d)	The term "Class" shall mean each separate sub-class of a class of shares of the Corporation, as may now or in the future exist;

		(e)	The term "Fund" shall mean each separate class of shares of the Corporation, as may now or in the future exist;

(f)
The term "officers' instruction" means an instruction given on behalf of the Corporation to WRSCO and signed on behalf of the Corporation by any one or more persons authorized to do so by the Corporation's Board of Directors;

		(g)	The term "prospectus" means the prospectus and statement of additional information of the applicable Fund or Class from time to time in effect;

		(h)	The term "shares" means shares including fractional shares of capital stock of each Fund, whether or not such shares are evidenced by an outstanding stock certificate issued by the Fund;

		(i)	The term "shareholder" shall mean the owner of record of shares of a Fund;

		(j)	The term "stock certificate" means a certificate representing shares in the form then currently in use by the Fund.

3.	Duties of WRSCO.

WRSCO shall perform such duties as shall be set forth in this Paragraph 3 and in accordance with the practice stated in Exhibit A of this Agreement or any amendment thereof, any or all of which duties may be delegated to or performed by one or more Subagents pursuant to Paragraph 1 above.

	(1)	Transfers.

Subject to the provisions of this Agreement WRSCO hereby agrees to perform the following functions as transfer agent for each Fund:

		(a)	Recording the ownership, transfer, exchange and cancellation of ownership of shares of each Fund on the books of the Corporation;

		(b)	Causing the issuance, transfer, exchange and cancellation of stock certificates;

		(c)	Establishing and maintaining records of accounts;

(d)
Computing and causing to be prepared and mailed or otherwise delivered to shareholders payment checks including bank wire transfers and notices of reinvestment in additional shares of dividends, stock dividends or stock splits declared by each Fund on shares and of redemption proceeds due by each Fund on redemption of shares;

(e)
Causing checking accounts to be available and maintained for shareholders who elect to redeem shares by drawing checks on such accounts, including accepting or rejecting signatures on all checks drawn on the checking account and notifying the payor bank to dishonor any check WRSCO deems not to be validly signed;

		(f)	Furnishing to shareholders such information as may be reasonably required by the Corporation, including appropriate income tax information;

		(g)		Addressing and mailing to shareholders prospectuses, annual and semi-annual reports and proxy materials for shareholder meetings prepared by or on behalf of the Funds;

		(h)	Replacing allegedly lost, stolen or destroyed stock certificates in accordance with and subject to procedures and conditions agreed upon and set out in officers' instructions;

(i)
Maintaining such books and records relating to transactions effected by WRSCO pursuant to this Agreement as are required by the Act, or by rules or regulations thereunder, or by any other applicable provisions of law, to be maintained by the Corporation or its transfer agent with respect to such transactions; preserving, or causing to be preserved, any such books and records for such periods as may be required by any such law, rule or regulation; furnishing the Corporation such information as to such transactions and at such time as may be reasonably required by it to comply with applicable laws and regulations;

(j)
Providing such services and carrying out such responsibilities on behalf of the Corporation, or imposed on WRSCO as the Funds' transfer agent, not otherwise expressly provided for in this Paragraph 3, as may be required by or be reasonably necessary to comply with any statute, act, governmental rule, regulation or directive or court order, including, without limitation, the requirements imposed by the Tax Equity and Fiscal Responsibility Act of 1982 and the Income and Dividend Tax Compliance Act of 1983 relating to the withholding of tax from distributions to shareholders.

	(2)	Correspondence.

WRSCO agrees to deal with and answer all correspondence from or on behalf of shareholders relating to its functions under this Agreement.

	(3)	Anti-Money Laundering Delegation.

The Bank Secrecy Act, as amended by the USA PATRIOT ACT, requires the Fund to develop, implement and institute an anti-money laundering program ("AML Program"), and the Fund has adopted the AML Program set forth in Schedule 1 hereto; and WRSCO processes investor account applications, approves and qualifies prospective investors, accepts investor funds, and/or services investor accounts, and the Fund wishes to delegate certain aspects of the implementation and operation of the Fund's AML Program to WRSCO; and WRSCO desires to accept such delegation.

(a)
Delegation. The Fund hereby delegates to WRSCO, as agent for the Fund, responsibility for the implementation and operation of the following policies and procedures in connection with the Fund's AML Program, as applicable to WRSCO's functions as defined in the Agreement: (i) know-your-customer policies; (ii) monitoring accounts and identifying high risk accounts; (iii) policies and procedures for reliance on third parties; (iv) policies and procedures for correspondent accounts for foreign financial institutions and for private banking accounts for non-U.S. persons; (v) no cash policy; (vi) detecting and reporting suspicious activity; and (vii) all related recordkeeping requirements, and WRSCO accepts such delegation. WRSCO further agrees to cooperate with the Fund's AML Compliance Officer in the performance of WRSCO's responsibilities under the AML Program.

(b)
The AML Program. WRSCO hereby represents and warrants that WRSCO has received a copy of the Fund's AML Program and undertakes to perform all responsibilities imposed on WRSCO as a "Service Provider" thereunder. The Fund hereby agrees to provide to WRSCO any amendment(s) to the AML Program promptly after adoption of any such amendment(s) by the Fund.

(c)
Consent to Examination. WRSCO hereby consents to: (a) provide to federal examination authorities information and records relating to the AML Program maintained by WRSCO; and (b) the inspection of WRSCO by federal examination authorities for purposes of the AML Program.

(d)
Anti-Money Laundering Program. WRSCO hereby represents and warrants that WRSCO has implemented and enforces an anti-money laundering program ("AMLP") that complies with laws, regulations and regulatory guidance applicable to the Fund and WRSCO, and includes, if applicable:

			a.	know-your-customer policies;

			b.	due diligence policies for correspondent accounts for foreign financial institutions and for private banking accounts for non-U.S. persons;

			c.	reasonable internal procedures and controls to detect and report suspicious activities;

			d.	monitoring accounts and identifying high-risk accounts;

			e.	a compliance officer or committee with responsibility for the anti-money laundering program;

f.
employee training, including that: (i) new employees receive AML training upon the commencement of their employment; and (ii) existing employees receive AML training at the time such employees assume duties that bring them into contact with possible money laundering activities;

			g.	an independent audit function; and

			h.	recordkeeping requirements.

		(e)	Delivery of Documents. WRSCO agrees to furnish to the Fund the following documents:

			a.	a copy of WRSCO's AMLP as in effect on the date hereof, and any material amendment thereto promptly after the adoption of any such amendment;

			b.	a copy of any deficiency letter sent by federal examination authorities concerning WRSCO's AMLP; and

c.
no less frequently than annually, a report on WRSCO's anti-money laundering program that includes a certification to the Fund concerning WRSCO's implementation of, and ongoing compliance with, its anti-money laundering program and a copy of any audit report prepared with respect to WRSCO's anti-money laundering program.

(f)
Reports. WRSCO will provide periodic reports concerning WRSCO's compliance with WRSCO's AMLP and/or the Fund's AML Program at such times as may be reasonably requested by the Fund's Board of Directors or the Anti-Money Laundering Compliance Officer.

4.	Compensation of WRSCO.

With respect to each Fund, the Corporation agrees to pay WRSCO for its services under this Agreement in accordance with the schedule as then in effect set forth in Exhibit B of this Agreement or any amendment thereof. In addition, the Corporation agrees to reimburse WRSCO for the following "out-of-pocket" expenses of WRSCO within five days after receipt of an itemized statement of such expenses, to the extent that payment of such expenses has not been or is not to be made directly by the Corporation: (i) costs of stationery, appropriate forms, envelopes, checks, postage, printing and mailing charges, including returned mail and proxies, incurred by WRSCO with respect to materials and communications sent to shareholders in carrying out its duties to the Corporation under this Agreement, bank charges for wire transfers pursuant to Section 3(1)(d) herein above, and maintenance of shareholder checking accounts pursuant to Section 3(1)(e) herein above; (ii) long distance telephone costs incurred by WRSCO for telephone communications and microfilm and storage costs for transfer agency records and documents; (iii) costs of all ancillary and supporting services and related expenses (other than insurance premiums) reasonably required by and provided to WRSCO, other than by its employees or employees of an affiliate, with respect to functions of the Corporation being performed by it in its capacity as Agent hereunder, including legal advice and representation in litigation to the extent that such payments are permitted under Paragraph 7 of this Agreement and charges to Agent made by any Subagent; (iv) costs for special reports or information furnished on request pursuant to this Agreement and not specifically required by WRSCO by Paragraph 3 of this Agreement; and (v) reasonable costs and expenses incurred by WRSCO in connection with the duties of WRSCO described in Paragraph (3)(1)(i). In addition, the Corporation agrees to promptly pay over to WRSCO any fees or payment of charges it may receive from a shareholder for services furnished to the shareholder by WRSCO.

Services and operations incident to the sale and distribution of each Fund's shares, including sales communications, confirmations of investments (not including reinvestment of dividends) and the clearing or collection of payments will not be for the account or at the expense of the Corporation under this Agreement.

5.	Right of Corporation to Inspect Records, etc.

The Corporation will have the right under this Agreement to perform on site inspection of records and accounts and to perform audits directly pertaining to the Corporation shareholder accounts serviced by WRSCO hereunder at WRSCO's or any Subagent's facilities in accordance with reasonable procedures and at the frequency necessary to assure proper administration of the Agreement. WRSCO will cooperate with the Corporation's auditors or representatives of appropriate regulatory agencies and furnish all reasonably requested records and data.

6.	Insurance.

WRSCO now has the insurance coverage described in Exhibit C, attached hereto, and WRSCO will not take any action to eliminate or decrease such coverage during the term of this Agreement without receiving the approval of the Corporation in advance of any change, except WRSCO, after giving reasonable notice to the Corporation, may eliminate or decrease any coverage if the premiums for such coverage are substantially increased.

Each Fund, at its expense, will include as part of its insurance coverages maintained pursuant to Section 17(j) of the Act fidelity insurance with respect to forgery or alteration of checks drawn on its checking account referred to in Section 3(1)(e) of this Agreement subject to such deductible for this particular coverage as it may deem appropriate. WRSCO will maintain at is expense such insurance coverages with respect to WRSCO's duties under Section 3(1)(e) for loss caused by errors or omissions as it deems appropriate. Any loss to a Fund by reason of the deductible on coverages maintained by it hereunder shall be paid by WRSCO.

7.	Standard of Care; Indemnification.

WRSCO will at all times exercise due diligence and good faith in performing its duties hereunder. WRSCO will make every reasonable effort and take all reasonably available measures to assure the adequacy of its personnel and facilities as well as the accurate performance of all services to be performed by it hereunder within, at a minimum, the time requirements of any applicable statutes, rules or regulations or as set forth in the prospectus.

WRSCO shall not be responsible for, and the Corporation agrees to indemnify WRSCO for any losses, damages or expenses (including reasonable counsel fees and expenses) (i) resulting from any claim, demand, action or suit not resulting from WRSCO's failure to exercise good faith or due diligence and arising out of or in connection with WRSCO's duties on behalf of the Corporation hereunder; (ii) for any delay, error or omission by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties (except with respect to WRSCO's employees), fire, mechanical breakdown beyond its control, flood or catastrophe, acts of God, insurrection, war, riots, terrorist attacks or failure beyond its control of transportation, communication or power supply; or (iii) for any action taken or omitted to be taken by WRSCO in good faith in reliance on (a) the authenticity of any instrument or communication reasonably believed by it to be genuine and to have been properly made and signed or endorsed by an appropriate person, (b) the accuracy of any records or information provided to it by the Corporation, (c) any authorization or instruction contained in any officers' instruction, or (d) with respect to the functions performed for the Corporation listed under Paragraph 3(1) of this Agreement, any advice of counsel approved by the Corporation who may be internally employed counsel or outside counsel, in either case for the Corporation and/or WRSCO.

In order for the rights to indemnification to apply, it is understood that if in any case the Corporation may be asked to indemnify or hold WRSCO harmless, the Corporation shall be advised of all pertinent facts concerning the situation in question, and it is further understood that WRSCO will use reasonable care to identify and notify the Corporation promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Corporation. The Corporation shall have the option to defend WRSCO against any claim which may be the subject of this indemnification and, in the event that the Corporation so elects, it will so notify WRSCO and thereupon the Corporation shall take over complete defense of the claim and WRSCO shall sustain no further legal or other expenses in such situation for which WRSCO shall seek indemnification under this Paragraph. WRSCO will in no case confess any claim or make any compromise in any case in which the Corporation will be asked to indemnify WRSCO except with the Corporation's prior written consent.

8.	Term of the Agreement; Taking Effect; Amendments.

This Agreement shall become effective at the start of business on the date hereof and shall continue, unless terminated as hereinafter provided, for a period of one year and from year to year thereafter, provided that such continuance shall be specifically approved as provided below.

This Agreement shall go into effect, or may be continued, or may be amended or a new agreement between the Corporation and WRSCO covering the substance of this Agreement may be entered into only if the terms of this Agreement, such continuance, the terms of such amendment or the terms of such new agreement have been approved by the Board of Directors of the Corporation, including the vote of a majority of the directors who are not "interested persons," as defined in the Act, of either party to this Agreement or of Waddell & Reed Investment Management Company, cast in person at a meeting called for the purpose of voting on such approval. Such a vote is hereinafter referred to as a "disinterested director vote."

Any disinterested director vote shall include a determination that (i) the Agreement, amendment, new agreement or continuance in question is in the best interests of each Fund and its shareholders; (ii) the services to be performed under the Agreement, the Agreement as amended, new agreement or agreement to be continued, are services required for the operation of the Funds; (iii) WRSCO can provide services the nature and quality of which are at least equal to those provided by others offering the same or similar services; and (iv) the fees for such services are fair and reasonable in the light of the usual and customary charges made by others for services of the same nature and quality.

9.	Termination.

(1)
This Agreement may be terminated by WRSCO at any time without penalty upon giving the Corporation 120 days' written notice (which notice may be waived by the Corporation) and may be terminated by the Corporation at any time without penalty upon giving WRSCO sixty (60) days' written notice (which notice may be waived by WRSCO), provided that such termination by the Corporation shall be directed or approved by the vote of a majority of the Board of Directors of the Corporation in office at the time or by the vote of the holders of a majority (as defined in or under the Act) of the outstanding shares of the Funds.

(2)
On termination, WRSCO will deliver to the Corporation or its designee all files, documents and records of the Funds used, kept or maintained by WRSCO in the performance of its services hereunder, including such of the Funds' records in machine readable form as may be maintained by WRSCO, as well as such summary and/or control data relating thereto used by or available to WRSCO.

(3)
In the event of any termination which involves the appointment of a new shareholder servicing agent, including the Corporation's acting as such on its own behalf, the Corporation shall have the non-exclusive right to the use of the data processing programs used by WRSCO in connection with the performance of its duties under this Agreement without charge.

(4)
In addition, on such termination or in preparation therefore, at the request of the Corporation and at the Corporation's expense WRSCO shall provide to the extent that its capabilities then permit such documentation, personnel and equipment as may be reasonably necessary in order for a new agent or the Corporation to fully assume and commence to perform the agency functions described in this Agreement with a minimum disruption to the Funds' activities.

10.	Construction; Governing Law.

The headings used in this Agreement are for convenience only and shall not be deemed to constitute a part hereof. Whenever the context requires, words denoting singular shall be read to include the plural. This Agreement and the rights and obligations of the parties hereunder, shall be construed and interpreted in accordance with the laws of the State of Kansas, except to the extent that the laws of the State of Maryland apply with respect to share transactions.

11.	Representations and Warranties of Agent.

Agent represents and warrants that it is a corporation duly organized and existing and in good standing under the laws of the State of Missouri, that it is duly qualified to carry on its business in the State of Kansas and wherever its duties require, that it has the power and authority under laws and by its Articles of Incorporation and Bylaws to enter into this Shareholder Servicing Agreement and to perform the services contemplated by this Agreement.

12.	Entire Agreement.

This Agreement and the Exhibits annexed hereto constitutes the entire and complete agreement between the parties hereto relating to the subject matter hereof, supersedes and merges all prior discussions between the parties hereto, and may not be modified or amended orally.

IN WITNESS WHEREOF, the parties have hereto caused this Agreement to be duly executed on the day and year first above written.

WADDELL & REED ADVISORS
SELECT FUNDS, INC.

By:/s/Henry J. Herrmann
Henry J. Herrmann, President

ATTEST:

By:/s/Kristen A. Richards
Kristen A. Richards, Secretary

WADDELL & REED SERVICES COMPANY

By:/s/Michael D. Strohm
Michael D. Strohm, President

ATTEST:

By:/s/Daniel C. Schulte
Daniel C. Schulte, Secretary

EXHIBIT A

A.	DUTIES IN SHARE TRANSFERS AND REGISTRATION

1.
WRSCO in carrying out its duties shall follow general commercial practices and the Rules of the Stock Transfer Association, Inc. except as they may conflict or be inconsistent with the specific provisions of the Corporation's Articles of Incorporation and Bylaws, prospectus, applicable Federal and state laws and regulations and this Agreement.

2.
WRSCO shall not require that the signature of the appropriate person be guaranteed, witnessed or verified in order to effect a redemption, transfer, exchange or change of address except as may from time to time be directed by the Corporation as set forth in an officers' instruction. In the event a signature guarantee is required by the Corporation, WRSCO shall not inquire as to the genuineness of the guarantee.

	3.	WRSCO shall not replace a lost, stolen or misplaced stock certificate without requiring and being furnished with an open penalty surety bond protecting the Corporation and WRSCO against loss.

B.
The practices, procedures and requirements specified in A above may be modified, altered, varied or supplemented as from time to time may be mutually agreed upon by the Corporation and WRSCO and evidenced on behalf of the Corporation by an officers' instruction. Any such change shall not be deemed to be an amendment to the Agreement within the meaning of Paragraph 8 of the Agreement.

WADDELL & REED ADVISORS SELECT FUNDS, INC.
EXHIBIT B
COMPENSATION

Class A Shares of Dividend Income Fund

An amount payable on the first day of each month of $1.5792 for each account of the Company which was in existence during any portion of the immediately preceding month.

Class A Shares of Value Fund

An amount payable on the first day of each month of $1.5042 for each account of the Company which was in existence during any portion of the immediately preceding month.

Class B Shares of Dividend Income Fund

An amount payable on the first day of each month of $1.5792 for each account of the Company which was in existence during any portion of the immediately preceding month.

Class B Shares of Value Fund

An amount payable on the first day of each month of $1.5042 for each account of the Company which was in existence during any portion of the immediately preceding month.

Class C Shares of Dividend Income Fund

An amount payable on the first day of each month of $1.5792 for each account of the Company which was in existence during any portion of the immediately preceding month.

Class C Shares of Value Fund

An amount payable on the first day of each month of $1.5042 for each account of the Company which was in existence during any portion of the immediately preceding month.

Class Y Shares of Dividend Income Fund and Value Fund

An amount payable on the first day of each month equal to 1/12 of .15 of 1% of the average daily net assets of the Class for the preceding month.
Effective May 21, 2003

EXHIBIT C
		Bond or
Name of Bond		Policy No.	Insurer

Investment Company		87015103B	ICI
Blanket Bond Form			Mutual
			Insurance
			Company
Fidelity	$24,200,000
Audit Expense	50,000
On Premises	24,200,000
In Transit	24,200,000
Forgery or Alteration	24,200,000
Securities	24,200,000
Counterfeit Currency	24,200,000
Uncollectible Items of Deposit	25,000
Phone-Initiated Transactions	24,200,000

Directors/Trustees and Officers/		87015103D	ICI
Errors and Omissions Liability			Mutual
Insurance Form			Insurance
Total Limit	$20,000,000		Company

Blanket Lost Instrument Bond (Mail Loss)	30S100639551	Travelers

Blanket Undertaking Lost Instrument
Waiver of Probate		42SUN339806
Hartford
			Casualty Insurance

Effective November 30, 2003.

Schedule 1

WADDELL & REED ADVISORS GROUP OF MUTUAL FUNDS
IVY FUNDS, INC.
W&R TARGET FUNDS, INC.
WADDELL & REED INVESTED PORTFOLIOS, INC.
IVY FUNDS

ANTI-MONEY LAUNDERING PROGRAM

October 1, 2003

ANTI-MONEY LAUNDERING PROGRAM

INTRODUCTION

      On October 26, 2001, the USA PATRIOT Act1 ("Act") became law. Title III of the Act amended the Bank Secrecy Act ("BSA") to require all "financial institutions" to develop and institute anti-money laundering programs that, at a minimum:
    include internal policies, procedures, and controls;
    designate a compliance officer to administer and oversee the program;
    provide for ongoing employee training; and
    include an independent audit function to test the program.
      The Act also expanded the definition of "financial institution" under the BSA to include, among others, investment companies and broker-dealers. Interim final regulations issued by the Department of the Treasury ("Treasury") prescribe minimum standards for the anti-money laundering programs of open-end investment companies.2 Joint regulations issued by the Treasury and the Securities Exchange Commission require each registered open-end Investment Company to adopt a Customer Identification Program ("CIP") and procedures to implement the CIP ("CIP Procedures").3 Regulations to be prescribed by the Secretary of the Treasury may expand the definition of a financial institution to include investment advisers,4 transfer agents and other entities that are not currently covered by the Act.

      Money laundering is a serious threat to all financial institutions. Although banks have been subject to some form of anti-money laundering requirements since the passage of the BSA in 1970, the Act imposes substantial new anti-money laundering requirements on investment companies. The drafters of the Act, however, may not have focused specifically on the unique circumstances of investment companies, the majority of which conduct their business almost entirely through external service providers, do not have employees of their own and do not have direct contact with investors. Because of this structure, investment companies must rely on their service providers to have adequate anti-money laundering programs in place to monitor for money laundering activities of investment company investors. Nonetheless, investment companies have certain anti-money laundering responsibilities that, according to Treasury, they cannot delegate and, therefore, must also implement their own anti-money laundering programs to meet the requirements of the law.

STATEMENT OF POLICY

      This anti-money laundering program ("AML Program" or "Program") applies to each of the registered investment companies listed on Appendix A (each, a "Fund" and, collectively, the "Funds"). The Funds are committed to complying with all applicable anti-money laundering laws and guarding against money laundering and the financing of terrorist activities. To this end, the Funds shall take all reasonable steps and exercise reasonable diligence to prevent the use of the Funds by money launderers or to finance terrorist activities. Accordingly, each of the Funds has developed this anti-money laundering program ("AML Program") to:
  protect the Fund against the risks of unscrupulous persons attempting to fund terrorist or other criminal activities or launder the proceeds of illegal activities through the Fund;
  conduct the business of the Fund in a manner consistent with applicable laws and regulations designed to combat money laundering activities;
  endeavor to ensure that the Fund's service providers ("Service Providers") conduct their businesses in a manner consistent with applicable laws and regulations designed to combat money laundering activities and take all reasonable and appropriate steps to prevent use of the Fund by those engaged in money laundering activities; and
  protect the Fund from potential liability under the Act.

ANTI-MONEY LAUNDERING COMPLIANCE OFFICER
AND ANTI-MONEY LAUNDERING COMPLIANCE COMMITTEE

      Appointment. The Board of Directors, or Board of Trustees, as applicable, (all references to "Directors" shall be deemed to refer to Trustees as applicable) of each Fund has appointed the Fund's Vice President, Secretary and Associate General Counsel to serve as the Fund's Anti-Money Laundering Compliance Officer ("AML Compliance Officer") to administer, oversee and enforce day-to-day compliance with this AML Program. The AML Compliance Officer's contact information is set forth in Appendix B.

      Responsibilities. As more particularly described in this AML Program, the AML Compliance Officer shall have overall responsibility to administer and oversee the AML Program. In this capacity, the AML Compliance Officer's responsibilities shall include, without limitation:

  negotiating and proposing appropriate contractual arrangements on behalf of each Fund with Service Providers and evaluating compliance by Service Providers with those contractual arrangements and their own anti-money laundering programs as described herein;
  implementing, and reviewing no less frequently than annually, policies and procedures for investigating and reporting suspicious transactions;
  implementing, and reviewing no less frequently than annually, the Fund's AML training;
  arranging for the independent audit of this AML Program;
  reporting to the Fund's Board of Directors, no less frequently than annually, on compliance with this AML Program;
  maintaining the records required under this AML Program;
  coordinating all communication and information sharing with various government agencies with respect to compliance with anti-money laundering laws and regulations; and
  presenting to the Fund's Board of Directors for approval updates or revisions to this AML Program as necessary to accommodate changes in the BSA, applicable regulatory requirements, or the Fund's business.

      The AML Compliance Officer shall serve as a member of an AML Compliance Committee that includes representatives of Waddell & Reed, Inc., Ivy Funds Distributor, Inc. and Waddell & Reed Services Company ("AML Compliance Committee"). Except as otherwise provided herein, the AML Compliance Officer and the AML Compliance Committee shall work together to facilitate the performance of the responsibilities assigned to the AML Compliance Officer.

      Reporting. The AML Compliance Officer shall report directly to the President of the Fund.

PROCEDURES AND POLICIES FOR
DELEGATION TO SERVICE PROVIDERS

      Delegation. Because a Fund's Service Providers process investor account applications, approve and qualify prospective investors, and accept investor funds, the Fund must rely on these Service Providers to implement and operate certain aspects of this AML Program on behalf of the Fund. Accordingly, each of the Funds may delegate the implementation and operation of the following policies and procedures to such Service Providers: (i) Customer Identification Program ("CIP") and CIP Procedures; (ii) monitoring accounts and identifying high risk accounts; (iii) policies and procedures for reliance on third parties; (iv) policies and procedures for correspondent accounts for foreign financial institutions and for private banking accounts for non-U.S. persons; (v) no cash policy; (vi) detecting and reporting suspicious activity; and (vii) all related recordkeeping requirements. Each Fund shall obtain from each such Service Provider to whom responsibilities under this AML Program have been delegated such Service Provider's agreement to cooperate with the Fund's AML Compliance Officer in the performance of such Service Provider's responsibilities under this AML Program.

      To effect this delegation, each Fund shall enter into appropriate contractual arrangements with the Service Provider(s) that process investor account applications, approve and qualify investors and accept investor funds. Each Fund shall obtain, from each such Service Provider, that Service Provider's consent to permit federal examination authorities to obtain information and records relating to this AML Program and to inspect the Service Provider for purposes of the Program.

      Review and Evaluation. Before a Fund delegates any aspect of the implementation of this AML Program to a Service Provider, and no less frequently than annually thereafter, the AML Compliance Officer shall review and evaluate the Service Provider's anti-money laundering program as it relates to functions delegated to the Service Provider by the Fund. Each such Service Provider to whom a Fund delegates any aspect of the implementation and operation of this AML Program must have adopted and implemented an anti-money laundering program that complies with all laws, regulations and regulatory guidance applicable to the Fund and such Service Provider as it relates to functions delegated to the Service Provider by the Fund, and should include, at a minimum (to the extent relevant):

  a CIP and CIP Procedures;
  due diligence policies for correspondent accounts for foreign financial institutions and for private banking accounts for non-U.S. persons;
  detecting and reporting suspicious activity;
  monitoring accounts and identifying high-risk accounts;
  a designated compliance officer or committee with responsibility for implementing the anti-money laundering program;
  employee training;
  an independent audit function; and
  recordkeeping requirements.
  In conducting a review and evaluation of each Service Provider's anti-money laundering program, the AML Compliance Officer shall obtain and consider:
  a copy of the Service Provider's anti-money laundering program, CIP and CIP Procedures (which may be part of the Service Provider's Anti-Money Laundering Program) and any material amendment thereto promptly after the adoption of any such amendment;
  a copy of any deficiency letter sent by federal examination authorities concerning the Service Provider's anti-money laundering program and/or CIP and CIP Procedures; and
  no less frequently than annually, a report on the Service Provider's anti-money laundering program (including any CIP) that includes a certification to the Fund concerning the Service Provider's implementation of, and ongoing compliance with, its anti-money laundering program and a copy of any audit report prepared with respect to Service Provider's anti-money laundering program.

      The AML Compliance Officer shall retain records memorializing this evaluation.

      Reporting. The AML Compliance Officer shall report to each Fund's Board of Directors no less frequently than annually regarding the delegation by the Fund of the implementation of this AML Program to any Service Provider and the AML Compliance Officer's evaluation of each such Service Provider's anti-money laundering program.

CUSTOMER IDENTIFICATION PROGRAM ("CIP")

      CIP Procedures. Pursuant to CIP rules jointly adopted by the SEC and the U.S. Treasury, the Funds are required to implement reasonable procedures for (1) verifying the identity of any customer seeking to open an account with the Funds (to the extent such verification is reasonable and practicable); (2) maintaining records of the information used to verify such customer's identity, including the investor's name, address or other identifying information; and (3) determining whether the customer appears on any list of known or suspected terrorists or terrorist organizations provided to the fund by a governmental agency.

      The term "customer" of a Fund shall not include any of the following for purposes of these procedures: (i) a person that has an existing account in the Fund, provided the Fund has a reasonable belief that it knows the true identity of the person; (ii) a bank or other financial institution regulated by a state or a federal functional regulator; (iii) a government department or agency; or (iv) any entity listed on the New York Stock Exchange, the American Stock Exchange or NASDAQ.

      An "account" is defined as any contractual or other business relationship between a person and a Fund established to effect transactions in securities issued by the Fund. The following are excluded from the definition of "account:" (1) an account that a Fund acquires through any merger, purchase of assets, or assumption of liabilities, and (2) an account opened for the purpose of participating in an employee benefit plan established under the Employee Retirement Income Security Act of 1974 9 ("ERISA").

      Prior to opening an account for a prospective customer, the following minimum identifying information must be obtained:
  Name;
  Date of birth, for an individual;
  Address (which for an individual should be a residential or business street address or, if none, an Army Post Office (APO) or Fleet Post Office (FPO) box number or the residential or business street address of a next of kin or other contact individual, and which for a person other than an individual should be a principal place of business, local office or other physical location);
  Identification number which, for a U.S. person, must be a taxpayer identification number and which, for a non-U.S. person, must be a taxpayer identification number, a passport number and country of issuance, an alien identification card number and/or the number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard. For a person who has applied for, but has not yet received, a tax identification number prior to opening an account, an account may be opened with the Funds only if a fully-completed and signed application for tax identification number accompanies the new account application and the Service Provider to whom implementation of the CIP procedures is delegated has established procedures to obtain and verify the taxpayer identification number within a reasonable period of time.

      To the extent practical under the circumstances, the government-issued or other documentary identification provided by prospective customers should be visually inspected to verify the prospective customers' identities. The photograph and/or other identifying information should be verified as being visually consistent with the prospective customer's appearance. For prospective customers that are not individuals, the documents provided by the prospective customer regarding the existence of the entity (such as certified articles of incorporation, government-issued business license, partnership agreement, trust instrument, etc.) should be verified as appearing to be authentic and consistent with the identity of the legal entity. To the extent a visual inspection is not possible or if the visual inspection raises concerns regarding a prospective customer's identity, one or more of the following non-documentary methods should be used to verify the identity: (a) contact the prospective customer to resolve any discrepancy or concern; (b) request and check references with other individuals or entities who may be familiar with the prospective customer; or (c) obtain financial statements for the prospective customer. Circumstances that may require the use of non-documentary information include where an individual is unable to present an unexpired government-issued identification document that bears a photograph or similar safeguard, the identification documents presented by the prospective customer are unfamiliar or other circumstances exist that may increase the risk that the true identity of the prospective customer cannot be verified through the use of documents. If non-documentary information is used to verify a prospective customer's identity, a written description of the methods and the results of any measures undertaken to verify the identity of a customer must accompany any new account form.

      Within a reasonable time after an account is opened, steps reasonably designed to verify the identity of new customer(s) opening accounts shall be taken. Databases maintained by third party vendors such as DST Systems ("DST"), Equifax, Experian, Lexis/Nexis, or other in-house or custom databases may be used to identify tax identification numbers with respect to which concerns have been raised regarding authenticity or possible fraud or money laundering activity.

      In situations in which the identity of a prospective customer cannot be verified with a reasonable degree of certainty, an account should not be opened. If concerns regarding a customer's identity arise subsequent to the opening of an account, a Legal Hold should be placed on the account until the customer's identity can be verified. In the event a customer's identity cannot be verified within a reasonable time after the account is opened, the account should be closed and the account proceeds distributed to the account owner of record. A written description of the resolution of each substantive discrepancy discovered when verifying prospective customers' identities should be maintained.

      The Funds' recognize that the risk that they may not know a customer's true identity may be heightened for certain types of accounts, such as an account opened in the name of a corporation, partnership or trust that is created or conducts substantial business in a jurisdiction that has been designated by the U.S. as a primary money laundering concern or has been designated as non-cooperative by an international body. The Funds will identify those customers that pose a heightened risk of not being properly identified and will take additional measures to obtain information about the identity of the individuals associated with the customer when standard documentary methods prove to be insufficient.

      If a customer's name matches a name that appears on any list of known or suspected terrorists or terrorist organizations provided to the Funds by a governmental agency or the list generated by the Treasury's Office of Foreign Assets Control ("OFAC"), the AML Compliance Officer will review the information and after consultation with the [General Counsel or President of the Funds] and/or with others will determine if reporting or other action is required.

      Customer Notice. Prospective customers shall be provided with notice on applicable account opening forms to notify them that certain of the information requested from them will be used to verify their identities.

      Accounts of Third Party Intermediaries. "Third Party Intermediaries" include insurance companies, broker-dealers, banks, pension administrators, investment companies and other financial intermediaries that sell a Fund's shares either directly or through insurance products. A Third Party Intermediary may maintain omnibus or network level accounts with a Fund. As a result, Third Party Intermediaries may have contact with investors, process investor account applications and documentation, and accept investor funds. The Funds typically do not know the identity of individual investors participating in the programs; indeed, the nature of these programs usually prohibits the Funds from learning the identity of the investors. For omnibus and network level accounts maintained by Third Party Intermediaries, the Third Party Intermediaries are considered to be the Funds' customers. The Funds are not required to verify the identities of the Third Party Intermediaries' customers.

      Where new Fund accounts come through a Third Party Intermediary and the accounts are registered directly in the name of the Third Party Intermediary's customers, those customers are also considered customers of the Funds. As such, the Funds are responsible for performing the required elements of these CIP Procedures with respect those customers. The Funds may rely on the Third Party Intermediary to perform the Funds' CIP Procedures. To the extent the Funds intend to rely on Third Party Intermediaries to verify customers' identities, the reliance must be reasonable under the circumstances and the Third Party Intermediary must enter into a contract requiring it to certify annually that it has implemented anti-money laundering customer identification program in accordance with applicable requirements and will perform the specific requirements of the Funds' CIP Procedures. The Funds may only rely on those Third Party Intermediaries who are subject to a rule requiring them to implement an anti-money laundering compliance program and is regulated by a Federal functional regulator.
For purposes of these CIP Procedures, each Fund will rely on each other Fund to perform the specific requirements of the CIP Procedures with respect to any prospective customer of a Fund who already is a customer of another Fund.

POLICIES AND PROCEDURES FOR CERTAIN FOREIGN ACCOUNTS

      Due Diligence of Correspondent Accounts for Foreign Financial Institutions. Each Fund, through its Service Providers, shall undertake reasonable efforts to detect and report any known or suspected money laundering conducted through or involving any correspondent account5 maintained by the Fund for a foreign financial institution. Service Providers shall undertake reasonable efforts to:
  determine whether the correspondent account is subject to the enhanced due diligence requirements that apply to accounts maintained for certain foreign banks;
  conduct a risk assessment to determine whether the correspondent account poses a significant risk of money laundering activity;
  consider any publicly available information from U.S. governmental agencies and multinational organizations with respect to regulation and supervision, if any, applicable to the foreign financial institution;
  consider any guidance issued by the Department of Treasury or the Securities and Exchange Commission regarding money laundering risks associated with particular foreign financial institutions and types of correspondent accounts; and
  review public information to ascertain whether the foreign financial institution has been the subject of any criminal action of any nature, or of any regulatory action relating to money laundering, to determine whether the circumstances of such action may reflect an increased risk of money laundering through the correspondent account.

The following additional steps may be taken when dealing with any correspondent account for certain foreign banks:6 enhanced scrutiny, including (a) performing due diligence on the foreign bank's anti-money laundering program, and (b) when appropriate, monitoring transactions through the correspondent account and obtaining information about persons that will have authority to direct those transactions;
  determining whether the foreign bank maintains correspondent accounts for other foreign banks and, if so, document the identity of these other foreign banks and establish policies and procedures for assessing and minimizing risks associated with these accounts; and
  in the case of foreign banks whose shares are not publicly traded, identifying each person who owns, controls or has voting power over 5% or more of any class of the foreign bank's securities and the nature and extent of each such person's ownership interest.
      Due Diligence for Private Banking Accounts for Non-U.S. Persons. Each Fund, through its Service Providers, shall undertake reasonable efforts to detect and report to the AML Compliance Officer and/or appropriate law enforcement authorities, any known or suspected money laundering conducted through or involving any private banking account7 that the Fund maintains for or on behalf of a non-U.S. person. Service Providers shall undertake reasonable efforts to:
  ascertain the identity of all nominal holders and holders of any beneficial ownership interest in the private banking account, including the lines of business and source of wealth of such persons;
  ascertain the source of funds deposited into the account;
  ascertain whether any such holder may be a senior foreign political figure;8 and report to the AML Compliance Officer and/or appropriate law enforcement authorities, any known or suspected violation of law conducted through or involving the private banking account.

      Senior Political Figures. Additional due diligence shall be conducted by each Fund, through its Service Providers, in the case of any private banking account maintained for a senior foreign political figure, including whether transactions in such account involve the proceeds of foreign corruption.9

      Incomplete Due Diligence. If the AML Compliance Officer is notified by a Service Provider that the above procedures cannot be adequately performed, the AML Compliance Officer shall consult with the Service Provider to determine what course of action, if any, should be followed. Examples of such actions include refusing to open an account, filing suspicious activity reports, or closing the account.

NO CASH POLICY

No Fund will accept or disburse cash in connection with an investment in the Fund or the establishment of an account for an investor. For the purposes of this policy, cash includes currency and credit card convenience checks.

EDUCATION AND TRAINING

      In General. The AML Compliance Officer shall attend, and the Funds shall require that other members of the AML Compliance Committee and all relevant employees of the Service Providers to whom the Fund has delegated compliance with this AML Program to attend, anti-money laundering training no less frequently than annually. The purpose of anti-money laundering training is to educate those individuals to recognize the indicia of possible money laundering and to take appropriate actions when such a risk is identified.

      AML training may be conducted at third-party or in-house seminars and may include computer training. The Funds shall require that the level, frequency and focus of the training shall be determined by the responsibilities of the attendees and extent to which their functions bring them into contact with possible money laundering activity. The Funds also shall require that training be relevant to the functions of the attendees and include job-specific guidance.

      AML training shall cover, at a minimum:
  what money laundering is and how it is carried out;
  federal anti-money laundering statutes and regulations, with a particular emphasis on laws and regulations since the last training session;
  the civil and legal penalties associated with money laundering activities;
  what the Fund's obligations are under federal anti-money laundering statutues and regulations;
  reporting and recordkeeping requirements under the Act and BSA;
  an overview of this AML Program, with a particular emphasis on changes in the Program since the last training session;
  potential indicators of money laundering activities and suspicious activity, including recent money laundering schemes;
  steps that should be followed when suspicious activities arise; and
  consequences for not following this AML Program.
      Initial and Continuing Education. A Fund shall require of a Service Provider to whom the Fund has delegated compliance with this AML Program that: (i) new employees of such Service Provider receive AML training upon the commencement of their employment; and (ii) existing employees of such Service Provider receive AML training at the time such employees assume duties that bring them into contact with possible money laundering activities.
Periodic updates on the subject matter covered in the AML training program shall be provided either in the form of a training session or a written bulletin that may be disseminated in paper or electronic format.

      Review. The AML Compliance Officer shall be responsible for reviewing, no less frequently than annually, the AML training described herein.

AUDIT

      Required Annually. This AML Program shall be audited no less frequently than annually.

      Independence Requirement. The audit may be performed by trained members of a Service Provider's audit department who are independent of the personnel working in the areas that are exposed to potential issues related to money laundering activities, or by an independent third party. The audit personnel must be knowledgeable regarding the requirements of the Act, the BSA and money laundering activities.

      Required Items. As part of the audit, the auditor shall:

  test all affected areas to obtain reasonable assurance that the AML Compliance Officer and Fund officers understand and are complying with anti-money laundering policies and procedures;
  annually review the flow of investor funds, account and trading information into and within and among the Funds to determine whether additional elements should be added to the Program;
  review contractual arrangements with Service Providers and the AML Compliance Officer's ongoing evaluation of compliance by Service Providers with their own anti-money laundering programs;
  review the suspicious activity referral, investigation and reporting process;
  review and test compliance with the recordkeeping and record retention procedures; and
  review the substantive adequacy of the training sessions.

      Written Report. The auditor shall prepare a written report documenting the results of the audit, including any deficiencies and recommendations for enhanced compliance with this AML Program. Copies of the report shall promptly be provided to the AML Compliance Officer and each Fund's Board of Directors for their review and consideration and may be provided to the AML Compliance Committee.

APPROVAL & REVIEW

      Initial and Annual Approval. The Board of Directors of each Fund shall approve or ratify the adoption of this AML Program for the Fund and shall review and approve this AML Program no less frequently than annually. The Board of Directors may request and evaluate such information as it deems reasonable and appropriate in connection with its review and approval of this AML Program.

      Interim Amendments. The AML Compliance Officer, in consultation with the AML Compliance Committee, may adopt interim amendments to this AML Program as necessary to comply with legal requirements, subject to ratification by the Board of Directors.

      Record. Any approval or ratification shall be noted in the minutes of the meeting at which such action was taken.

RECORDKEEPING

      General. Each Fund shall maintain records in order to (1) provide an audit trail for law enforcement officials investigating potential money laundering schemes and (2) document the Fund's compliance with all applicable legal and regulatory requirements relating to money laundering.

      Required Records. The AML Compliance Officer shall maintain records documenting each Fund's compliance with this AML Program, including:

  the assurances received from Service Providers regarding the nature and extent of their anti-money laundering programs, as well as other records relating to the evaluation of Service Providers;
  all Suspicious Activity Referral Forms and Suspicious Activity Investigation Forms, and any SARs filed by the Fund, along with all supporting documentation;
  the AML Compliance Officer's annual report to the Board of Directors;
  the minutes from any meeting of the Board of Directors at which this Program was reviewed and approved;
  all documentation relating to education and training under this Program, including the date of each training session, the attendees, the topics covered and the training materials disseminated; and
  the annual audit report prepared by an independent third party.

      Length of Time to Retain Records. The above records must be maintained for a period of five years from the event they document, or such other period as may be required by law, in a readily accessible place. All Suspicious Activity Reports and related documents must be retained for five years from the date of filing.

CERTIFICATION

      Fund officers and such other persons designated by the AML Compliance Officer shall be required, on an annual basis, to certify their knowledge of, and compliance with, the Fund's AML Program. Each such individual shall be asked to execute a statement affirming that he or she has read and understands the policies set forth herein.

Appendix A

ADOPTION OF ANTI-MONEY LAUNDERING PROGRAM

The following funds have adopted this Anti-Money Laundering Program:
1.	Waddell & Reed Advisors Group of Mutual Funds
Waddell & Reed Advisors Asset Strategy Fund, Inc.
Waddell & Reed Advisors Cash Management, Inc.
Waddell & Reed Advisors Continental Income Fund, Inc.
Waddell & Reed Advisors Fixed Income Funds, Inc.
Government Securities Fund
Limited-Term Bond Fund
Waddell & Reed Advisors Funds, Inc.
Accumulative Fund
Bond Fund
Core Investment Fund
Science & Technology Fund
Waddell & Reed Advisors Global Bond Fund, Inc.
Waddell & Reed Advisors High Income Fund, Inc.
Waddell & Reed Advisors International Growth Fund, Inc.
Waddell & Reed Advisors Municipal Bond Fund, Inc.
Waddell & Reed Advisors Municipal High Income Fund, Inc.
Waddell & Reed Advisors New Concepts Fund, Inc.
Waddell & Reed Advisors Retirement Shares, Inc.
Waddell & Reed Advisors Small Cap Fund, Inc.
Waddell & Reed Advisors Tax-Managed Equity Fund, Inc.
Waddell & Reed Advisors Select Funds, Inc.
Dividend Income Fund
Value Fund
Waddell & Reed Advisors Vanguard Fund, Inc.

2.	Ivy Funds, Inc.

3.	W&R Target Funds, Inc.

4.	Waddell & Reed InvestEd Portfolios, Inc.

5.	Ivy Funds

APPENDIX B

ANTI-MONEY LAUNDERING COMPLIANCE OFFICER

Kristen A. Richards serves as the Anti-Money Laundering Compliance Officer for each Fund pursuant to the Anti-Money Laundering Program. She may be contacted as follows:

Name:	Kristen A. Richards
Address:	6300 Lamar Avenue
P.O. Box 29217
Shawnee Mission, Kansas 66201-9217
E-Mail Address:	krichards@waddell.com
Telephone Number:	(913) 236-1923
Fax Number:	(913) 236-2379

Dated: October 1, 2003

1      Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
2      Financial Crimes Enforcement Network, "Anti-Money Laundering Programs for Mutual Funds," 67 Fed. Reg. 21117 (April 29, 2002).
3      Financial Crimes Enforcement Network, "Customer Identification Programs for Mutual Funds, 68 Fed. Reg. 25131 (May 9, 2003).
4      Treasury proposed rules expanding the definition of a "financial institution" to include certain investment advisers in May 2003. Financial Crimes Enforcement Network, "Anti-Money Laundering Programs for Investment Advisers," 68 Fed. Reg. 23646 (May 5, 2003).
5      Proposed rules issued by Treasury define a "correspondent account" as "an account established to receive deposits from, make payments on behalf of a foreign financial institution, or handle other financial transactions related to such institution." In the release accompanying the proposed rules, Treasury explained that in the case of U.S. bank, the definition would include most types of banking relationships between a U.S. bank and a foreign bank. Additionally, in the case of securities broker-dealers, futures commission merchants and introducing brokers, a correspondent account would include any account that permits the foreign bank to engage in securities or futures transactions, funds transfers or other types of financial transactions. Financial Crimes Enforcement Network, "Due Diligence Anti-Money Laundering Programs for Certain Foreign Accounts," 67 Fed. Reg. 37736 (May 30, 2002).
6      Under proposed Treasury rules, this would include all foreign banks operating under the following types of licenses: (1) an offshore banking license; (2) a banking license issued by a foreign country that is designated a noncooperative by an intergovernmental group or organization of which the United States is a member (e.g., the Financial Action Task Force on Money Laundering) with which designation the United States representative to the group or organization concurs; or (3) a banking license issued by a foreign country that has been designated by the Department of Treasury as warranting special measures due to money laundering concerns. Id.
7      Proposed Treasury rules define a a "private banking account" as "an account (or any combination of accounts) that: (1) Requires a minimum aggregate amount of funds or other assets of not less than $1,000,000; (ii) Is established on behalf of or for the benefit of one or more individuals who have a direct or beneficial ownership interest in the account; and (3) Is assigned to, or is administered or managed by, in whole or in part, an officer, employee, or agent of a covered financial institution acting as a liaison between the covered financial institution and the direct or beneficial owner of the account." Id.
8      "Senior foreign political figure" is defined in the proposed Treasury rules as "(i) A current or former senior official in the executive, legislative, administrative, military, or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned commercial enterprise; (ii) A corporation, business or other entity that has been formed by, or for the benefit of, any such individual; (iii) An immediate family member [spouse, parent, sibling, child, or spouse's parent or sibling] of any such individual; and (iv) A person who is widely and publicly known (or is actually known by the relevant covered financial institution) to maintain a close personal or professional relationship with any such individual." Id.
9      Proposed Treasury rules define "proceeds of foreign corruption" to mean "assets or property that are acquired by, through, or on behalf of a senior foreign political figure through misappropriation, theft or embezzlement of public funds, or the unlawful conversion of property of a foreign government, or through acts of bribery or extortion, and shall include other property into which such assets have been transformed or converted." Id.